Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-133224 on Form S-3 of our report dated March 2, 2007, relating to the financial statements of ML Life Insurance Company of New York, appearing in this Annual Report on Form 10-K of ML Life Insurance Company of New York for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
New York, New York
March 25, 2009